EXHIBIT A

to the

American Funds Portfolio Series

Amended and Restated Multiple Class Plan

Fund	Effective Date
American Funds Global Growth Portfolio	7/13/18
American Funds Growth Portfolio	7/13/18
American Funds Growth and Income Portfolio	7/13/18
American Funds Moderate Growth and Income Portfolio	7/13/18
American Funds Conservative Growth and Income Portfolio	7/13/18
American Funds Tax-Aware Conservative Growth and Income Portfolio[1]	7/13/18
American Funds Preservation Portfolio	7/13/18
American Funds Tax-Exempt Preservation Portfolio[1]	7/13/18

1 Fund offers only Class A, C, T, F-1, F-2 and F-3 shares